EXHIBIT 2.2

                                  FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF REORGANIZATION


               This FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION ("First Amendment") made as of the 24th day of January, 1994, between ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corpora-tion having its principal office in Salt Lake City, Utah, NATION-AL BANK OF ARIZONA ("Zions Arizona"), a national banking associa-tion having its head office in Tucson, Arizona, and known until January 14, 1994 as "Zions First National Bank of Arizona" with its head office then located in Mesa, Arizona; RIO SALADO BANCORP (the "Company"), an Arizona corporation having its principal office in Tempe, Arizona, and RIO SALADO BANK, an Arizona bank corporation having its head office in Tempe, Arizona (the "Bank")

                           W I T N E S S E T H   T H A T :

               WHEREAS, Zions Bancorp, Zions Arizona, the Company, and the Bank (collectively, the "Parties") entered into an Agreement and Plan of Reorganization dated as of November 18, 1993 (the "Reor-ganization Agreement"), pursuant to which the Parties agreed to the affiliation of the Company and the Bank with Zions Bancorp and Zions Arizona; and

               WHEREAS, the Reorganization Agreement contemplated the merger (the "Holding Company Merger") of the Company with and into a corporation to be organized by Zions Bancorp under the laws of the State of Arizona ("ZAZMAC, Inc."), and the merger (the "Intermediate Merger") of ZAZMAC, Inc. with and into Zions Bancorp, and the merger (the "Bank Merger") of the Bank with and into Zions Arizona, all in a transaction to be accounted for as a pooling of interests (hereinafter the "Transaction"); and

               WHEREAS, Zions Bancorp has concluded that the Transaction cannot be accounted for as a pooling of interests; and

               WHEREAS, the Parties have determined that they wish to pursue the Transaction even if it is accounted for as a purchase;

               NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth and those set forth in the Reorganization Agreement, the Parties agree to amend, and accordingly do hereby amend, the Reorganization Agreement in the manner set forth below:
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               A.   Section  3.4 of the Reorganization Agreement, "Account-
          ing Treatment," is deleted and replaced by the following place marker:

                    3.4. [reserved.]

               B. Section 7.7 of the Reorganization Agreement, "Aff-iliates' Agreements," is amended to read as follows:

                    7.7. Affiliates'  Agreements.    The Company  will
               furnish to Zions Bancorp a list of all persons known to the Company who at the date of the Company's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the 1933 Act. The Company will use its best efforts to cause each such "affiliate" of the Company to deliver to Zions Bancorp not later than thirty days prior to the Effective Date a written agreement provid-ing that such person will not sell, pledge, transfer or otherwise dispose of the Company Merger Shares except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder.

               C. This First Amendment may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the Parties. It shall not be necessary in making proof of this First Amendment or any counterpart hereof to produce or account for the other counterpart.

               D. This First Amendment shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof.

               E. This First Amendment shall be binding upon the parties and their respective successors and assigns.


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               IN  WITNESS WHEREOF,  the parties  have executed  this First
          Amendment as of the date first above written.

          [SEAL]                          ZIONS BANCORPORATION



          Attest:  /s/Gary L. Anderson    By:  /s/Harris H. Simmons
                  Gary L. Anderson             Harris H. Simmons
                  Secretary                    President and Chief Executive
                                                    Officer
          [SEAL]

                                          NATIONAL BANK OF ARIZONA



          Attest:  /s/Hugh M. Caldwell, Jr. By:  /s/John J. Gisi
                   Hugh M. Caldwell, Jr.        John J. Gisi
                   Secretary                    Chairman  and Chief
                                                Executive   Officer
          [SEAL]

                                          RIO SALADO BANCORP



          Attest: /s/David G. Fischer     By:  /s/Elden G. Barmore
                  David G. Fischer             Elden G. Barmore
                  Assistant Secretary          President  and Chief  Executive
                                                    Officer
          [SEAL]

                                          RIO SALADO BANK



          Attest: /s/David G. Fischer     By:  /s/Elden G. Barmore
                  David G. Fischer             Elden G. Barmore
                  Assistant Secretary          President  and  Chief Executive
                                                    Officer
          [SEAL]

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